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                     November 6, 2023

       Carter Glatt
       Chief Executive Officer
       Dune Acquisition Corporation
       700 S. Rosemary Avenue, Suite 204
       West Palm Beach, FL 33401

                                                        Re: Dune Acquisition
Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 5, 2023
                                                            File No. 001-39819

       Dear Carter Glatt:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services
       cc:                                              Michael P. Heinz, Esq.